EXHIBIT 10.22

                      EXCESS FEEDER PIG PURCHASE AGREEMENT


     THIS EXCESS FEEDER PIG PURCHASE AGREEMENT (this "Agreement") is entered into as of this 5th day of November, 1997, by and between ALLIANCE FARMS COOPERATIVE ASSOCIATION (hereinafter "Association"), and FARMLAND INDUSTRIES, INC. (hereinafter "Purchaser").

     WHEREAS, Association is engaged in the production and sale of feeder pigs; and

     WHEREAS, Purchaser is a purchaser of feeder pigs, possesses expertise in swine production and management, and desires to enter into this Agreement for purposes of acquiring feeder pigs;

     WHEREAS, Purchaser and Association are parties to a Swine Production Services Agreement, dated as of July 13, 1994, pursuant to which Purchaser has been granted the right to purchase all, or any portion, of Association's Excess Pigs (as defined in Section 2).

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

     .    PURCHASE/SALE OF EXCESS FEEDER PIGS.


          (A)  GENERAL.  Upon and subject to all terms and conditions set forth in this Agreement, Purchaser shall purchase from Association, and Association shall sell to Purchaser, Excess Pigs produced by Association, in lots (hereinafter "Lot" or "Lots") of no less than 900, and no more than 1,000, Qualifying Pigs (as defined in Section 2) per Lot, as determined by Association, which Lots shall be made available to Purchaser from one or more of Association's existing or future feeder pig production facilities. Purchaser's purchase obligation hereunder shall not exceed 46 Lots per any 12-month period occurring within the term of this Agreement.

          (B) AVAILABILITY. The number of Lots made available to Purchaser and the frequency of availability of such Lots is not determinable by the parties, but shall be comparable to the availability and frequency that would be applicable to a member of Association owning 17 shares of Association's Class A common stock, $0.01 par value, to which Lots are made available on a rotating schedule with other members of the Association. Purchaser acknowledges that Lots will not be made available to Purchaser under this Agreement until Qualifying Pigs are produced and available from the facilities constructed using the proceeds of the Farmland Debt (as defined in Section 2), and that the number of Lots made available to Purchaser and the frequency of availability of such Lots will be subject to actual production of Qualifying Pigs from all facilities of Association. Association shall give notice to Purchaser when a Lot is available for purchase by Purchaser hereunder, which notice shall specify the anticipated number of Qualifying Pigs in such Lot and the scheduled shipment date.

     .    DEFINITIONS.  For purposes of this Agreement, the following terms shall have the following meanings:

     EXCESS PIGS shall mean (a) Qualifying Pigs produced by Association that are in excess of the Qualifying Pigs (i) made available by Association for purchase under the Feeder Pig Purchase Agreements between Association and its members or (ii) used by Association in its breeding stock multiplier units, and (b) Qualifying Pigs that a member of Association has failed to purchase pursuant to a Feeder Pig Purchase Agreement between Association and such member.

     FARMLAND DEBT shall mean the loan to Association made by Purchaser pursuant to that certain Loan Agreement, dated as of November __, 1997, by and between Purchaser and Association, and evidenced by that certain Promissory Note, dated November __, 1997, of Association to Purchaser in the principal amount of $1,360,000.

     QUALIFYING PIGS shall mean feeder pigs having a minimum weight of 30 pounds, managed in accordance with Section 7, and free of the following defects (with terms used in reference to defects being given the meaning generally utilized in the swine industry) at the time of loading:

          ()   uncastrated or freshly castrated males;
          ()   ruptures, umbilical or scrotal hernia larger than a two-inch diameter;
          ()   unthrifty, poor-doing pigs;
          ()   observable signs of lameness, stiffness, or other locomotor disorders evidenced by swelling or malformed joints;
          ()   transmissible gastroenteritis;
          ()   observable abscesses; and
          ()   anal prolapse.

     .    PURCHASE PRICE OF PIGS.

          ()   PRICE.  The purchase price for each Qualifying Pig purchased by
Purchaser under this Agreement shall be an amount equal to the sum of the following:

          Financing Cost Per Pig, plus
          Operating Cost Per Pig, plus
          Production Margin.

Purchaser acknowledges that Association has constructed, or is in the process of constructing, or both, Production Units as a result of completed offers and sales of shares of its capital stock and the provision of the Farmland Debt. In light of the foregoing, the determination of the Financing Cost Per Pig portion of the purchase price for a Qualifying Pig hereunder shall be made in relation to the Production Unit that is being constructed using the proceeds of the Farmland Debt.

          ()   DEFINITIONS.  As used in this Section 3, the following terms shall have the following meanings:

     FINANCING COST PER PIG shall be determined on a prospective rolling 12-month basis and shall mean an amount equal to the quotient of (i) the sum of the required payments of interest and principal (including any scheduled sinking fund payments) to be made during the upcoming 12-month period with respect to Purchaser's Debt, divided by (ii) Pigs Shipped.
     OPERATING COST PER PIG shall be determined on a rolling 12-month historical basis and shall mean an amount equal to the quotient of (i) the sum of (A) all direct and indirect production, operating, selling, general, administrative, and other expenses incurred by Association in the 12 months preceding the then present month of shipment as determined by Association's accountants utilizing generally accepted accounting principles consistently applied (excluding any provision for interest expense or depreciation or amortization of the cost of buildings, equipment, breeding stock or other capitalized costs which were purchased as a result of Purchaser's Debt and Farmland Debt or as a result of the issuance of any capital stock of Association to any third party), plus (B) the net cash flow cost of all capital expenditures by Association (including any capital sinking fund payments) for production facility and breeding stock improvements and replacements in the 12 months preceding the then present month of shipment as determined by Association's accountants, divided by (ii) Pigs Shipped. The direct and indirect production and operating expenses attributable to a Production Unit which is in the process of commencing production shall not be included in the determination of Operating Cost Per Pig, and shipments of pigs attributable to such Production Unit shall not be included in Pigs Shipped, until such Production Unit has completed one entire month of full production, shipping pigs in each week thereof. The net cash flow with respect to capital expenditures for production facility and breeding stock improvements and replacements (which net cash flow shall be determined after taking into account the breeding stock and production facility retirements attributable to a Production Unit which is in the process of commencing production) shall not be included in the determination of Operating Cost Per Pig until the respective Production Unit has completed one entire month of full production, shipping pigs in each week thereof.

     PRODUCTION MARGIN shall mean an amount equal to zero dollars ($0.00).

     PIGS SHIPPED shall mean the number of Qualifying Pigs produced and shipped from Association over the same 12-month period in determining the Operating Cost Per Pig and the estimated number of Qualifying Pigs that will be produced and shipped by Association over the 12-month period in determining the Financing Cost Per Pig. For purposes of determining the Financing Cost Per Pig, Pigs Shipped shall be equal to the product of (i) Association's total estimated number of Qualifying Pigs to be produced and shipped by Association during such 12-month period, multiplied by (ii) a fraction, the numerator of which shall be one (i.e., the number of Production Units being constructed using the proceeds of the Farmland Debt), and the denominator of which shall be the total number of Production Units constructed by Association with respect to all issuances of its capital stock or constructed using the proceeds of the Farmland Debt. All estimates relating to Pigs Shipped shall be made by Association using such historical data and projections as are available to Association.

     PRODUCTION UNIT shall mean the land and facilities necessary to house, feed and care for a group of 2,450 sows and the attendant offspring thereof.

     PURCHASER'S DEBT shall mean (i) the debt, excluding the Farmland Debt, incurred by Association for the Production Unit being constructed using the proceeds of the Farmland Debt, including any debt incurred for purposes of financing the acquisition of land for, and construction of, such Production Unit, (ii) any debt, excluding the Farmland Debt, incurred for the initial working capital requirements with respect to the operation of such Production Unit, and (iii) any debt incurred for purposes of refinancing any such debt.

     .    PAYMENT OF PURCHASE PRICE.  Association shall furnish to Purchaser, at the time Association notifies Purchaser that a Lot is available for purchase by Purchaser hereunder, an estimate of the total purchase price of the Qualifying Pigs included in the Lot, and Purchaser shall, not less than one day prior to the scheduled shipment date as specified in the notice by Association to Purchaser, pay such estimated total purchase price to Association in cash, or by such other means as may be acceptable to Association in its sole and absolute discretion. Association shall have no obligation to commence transportation of such Qualifying Pigs to Purchaser prior to full payment of such estimated total purchase price for such Qualifying Pigs as herein provided. The actual total purchase price of all Qualifying Pigs included in a Lot shall be based upon weight at the time of loading and settlement of any adjustments shall be made within five days following delivery.

     .    WEIGHT ADJUSTMENT.  The purchase price for each Qualifying Pig as provided in Section 3 is for a Lot of Qualifying Pigs having an average weight of 45 pounds. In the event that the average weight of the Qualifying Pigs in a Lot sold to Purchaser exceeds 45 pounds, Purchaser shall pay Association an additional twenty-five cents ($0.25) per pound per Qualifying Pig on the number of pounds (not to exceed five pounds) that the Lot's average shipping weight per pig exceeds 45 pounds, and an additional twenty cents ($0.20) per pound per Qualifying Pig on the number of pounds (not to exceed ten pounds) that the Lot's average shipping weight per pig exceeds 50 pounds. To the extent that the average weight of the Qualifying Pigs in a Lot sold to Purchaser is less than 45 pounds, twenty-five cents ($0.25) per pound on the number of pounds that the Lot's average shipping weight per pig is less than 45 pounds shall be deducted from the purchase price that Purchaser is to pay to Association for each Qualifying Pig. Purchaser shall have the right to, but shall not be obligated to, purchase a Lot of Qualifying Pigs hereunder at an average weight of less than 35 pounds per pig.

     .    GENETIC QUALITY.  Qualifying Pigs produced by Association will be progeny from genetic stock selected by Association, from time to time, in its sole and absolute discretion. Such selection of such genetic stock will be determined and implemented by Association on a basis that reasonably would be expected to produce Qualifying Pigs that are capable of producing market hogs having carcasses that are responsive to consumer demand and thereby maximize the sales price to be received therefore.

     .    MANAGEMENT OF HEALTH AND NUTRITION.  Association agrees to comply with the following health and nutrition programs with respect to all pigs to be purchased under this Agreement:

          ()   Association shall dock tails within 48 hours of a pig's
     birth.

          ()   Association shall castrate male pigs within ten days of the pig's birth.

          ()   Association shall administer all vaccines and antibiotic
     treatments and perform such other procedures that are reasonably determined by Association to be necessary or advisable with respect to a herd health program.

          ()   Association shall maintain Association's swine free from the pseudorabies virus ("PRV") or any swine disease that would prohibit interstate shipment of pigs produced by Association, or that might otherwise materially impair Purchaser's ability to utilize the pigs to be purchased under this Agreement. If, in the opinion of two veterinarians selected by Association and reasonably acceptable to Purchaser, any of the swine produced by Association or used in the production of feeder pigs for delivery hereunder contracts PRV, Association shall have the opportunity to cure such impairment within a reasonable period of time and to suspend, at any time and from time to time, the sale and purchase of feeder pigs hereunder until such time as said veterinarians determine that PRV no longer exists.

          ()   Association shall use a feeding regimen, feed products, and herd health products developed or marketed by Farmland Industries, Inc., or any of its affiliates.

     .    RIGHT OF INSPECTION.  Upon reasonable notice to Association, Purchaser or its representative shall have the right to inspect Association's production records to verify the genetic quality and management of nutrition and health programs prescribed by this Agreement during normal business hours.

     .    ADJUSTMENT FOR NON-QUALIFYING PIGS.  Purchaser shall have the right to inspect Purchaser's Lot of Qualifying Pigs prior to loading. In the event that, after delivery of such Lot, Purchaser believes that any pig was not a Qualifying Pig prior to loading (a "Subject Pig"), Purchaser shall notify Association by telephone of such belief within one (1) business day following delivery as well as promptly notify Association of such belief in the manner provided in Section 19 hereof. Association shall have the right to inspect any and all Subject Pigs in investigation of Purchaser's belief, and thereafter Association and Purchaser shall agree in good faith upon an appropriate adjustment, if any, with respect to such Subject Pigs. Purchaser hereby acknowledges and agrees that such adjustment described above shall be Purchaser's sole and exclusive remedy as against Association arising out of the purchase hereunder of a pig that was not a Qualifying Pig at the time of loading and that the failure of Association to deliver Qualifying Pigs as otherwise required hereunder shall not give rise to a right of Purchaser to terminate this Agreement. Furthermore, in no event shall Purchaser reject delivery of a Lot of pigs hereunder, but in lieu thereof Purchaser shall accept each delivery of a Lot of pigs hereunder and, with respect to any and all pigs that Purchaser believes were not Qualifying Pigs prior to loading, shall comply with the provisions of this Section 9 and, until such adjustment, if any, is agreed upon by Association and Purchaser, shall, at Purchaser's expense, feed, water, treat and care for any and all such pigs as if Purchaser believed such pigs were Qualifying Pigs prior to loading.

     .    HEALTH PERMITS.  Association shall provide Purchaser, at Association's expense, all health permits necessary to qualify all Qualifying Pigs for interstate shipment.

     .    WEIGHING CONDITIONS.  All Lots of Qualifying Pigs shall be weighed at
Association's expense at a state-inspected scale in close proximity to Association's production facility. A copy of all scale tickets will be provided to Association and to Purchaser.

     .    IDENTIFICATION.  Association shall appropriately identify, prior to shipment, all Qualifying Pigs in accordance with the rules that will allow interstate shipment to the states to which the pigs are being shipped.

     .    TRANSPORTATION OF PIGS.  Qualifying Pigs shall be shipped to Purchaser
FOB shipping point. Association shall at Purchaser's expense arrange for transportation of Qualifying Pigs from any of Association's production facilities as determined by Association; provided, however, that Purchaser shall pay such transportation costs no later than the time of delivery. Trucks shall be thoroughly cleaned and disinfected prior to hauling any pigs from Association's production facilities and after any previously hauled pigs.

     .    TERM OF AGREEMENT.  The term of this Agreement shall commence on the date first written above and shall continue for twelve (12) months after the month in which the first Lot of Qualifying Pigs is shipped by Association to Purchaser hereunder, subject to the following:

          ()   In the event that Purchaser fails to purchase, pay for, and take delivery of any two Lots when and as made available to Purchaser in accordance with the terms of this Agreement, Association shall have the right, in its sole discretion, to terminate this Agreement and to exercise its remedies as provided in Section 17 hereof. The occurrence of any such failure to purchase, pay for, and take delivery of any two Lots shall not constitute, trigger or be deemed a default or breach under any Feeder Pig Purchase Agreement between Purchaser and Association.

          ()   In the event of a material breach of any agreement or covenant of
     Association contained in this Agreement, Purchaser may give written notice of such breach to Association and, in the event that such breach is not cured within a period (the "Cure Period") of thirty (30) days following such notice of breach by Purchaser to Association, Purchaser shall have the right to terminate this Agreement upon notice to Association, provided that such notice of termination is given by Purchaser to Association within thirty (30) days following the Cure Period.

          ()   If the first Lot of Qualifying Pigs is not shipped to Purchaser hereunder within twenty-four (24) months of the date of this Agreement, Purchaser shall have the right to terminate this Agreement upon notice to Association, provided that such notice of termination is given by Purchaser to Association within three (3) months after the expiration of such twenty-four (24) month period; provided, however, that any such termination shall not terminate or otherwise affect any Feeder Pig Purchase Agreement or any Weaned Pig Purchase Agreement between Purchaser and Association.

          (d) Upon the repayment in full of the Farmland Debt (whether by prepayment, payment as a result of acceleration or payment at maturity), this Agreement automatically shall terminate.

          (e) This Agreement shall be extended automatically for succeeding and consecutive twelve (12) month terms unless either party gives to the other party, not less than two (2) months prior to the expiration of the initial term or any extended term hereof, notice that such party desires to terminate this Agreement as of the expiration of such initial or extended term.

Notwithstanding the foregoing, however, the rights of Association to collect damages and to exercise its remedies under Section 17 hereunder shall survive any termination of this Agreement.

     .    WARRANTIES.  ASSOCIATION MAKES NO WARRANTIES EITHER EXPRESS OR IMPLIED
TO PURCHASER OTHER THAN AS HEREIN EXPRESSLY PROVIDED, AND SPECIFICALLY (A) MAKES NO WARRANTY AS TO ANY SPECIFIC LEVEL OF PERFORMANCE WITH RESPECT TO ANY PIGS SOLD HEREUNDER, AND (B) DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

     .    FORCE MAJEURE.  Either party to this Agreement shall be relieved of its responsibility and obligations hereunder during any period when performance is commercially impossible because of reasons beyond its control such as, but not limited to, fire, explosion, strike, accident, governmental regulations or intervention, and acts of God.

     .    DEFAULT BY PURCHASER; GRANT OF SECURITY INTEREST.  Purchaser
acknowledges that the damages suffered by Association in the event of any failure by Purchaser to purchase, pay for, and take delivery of any Lot when and as made available to Purchaser in accordance with the terms hereof shall equal, and Purchaser shall be liable to Association for and shall pay to Association upon demand, the sum of the following: (a) the difference between the price payable by Purchaser hereunder for Qualifying Pigs included in such Lot and the then current market price (as of the scheduled shipment date for such Lot) for Qualifying Pigs as quoted in any independent industry publication or source selected by Association, multiplied by the number of Qualifying Pigs in such Lot that Purchaser has failed to purchase, pay for, and take delivery of, in accordance with the terms hereof; plus (b) administrative and other costs and expenses relating to such Lot, which are hereby agreed to equal the amount of $3,000; plus (c) costs of collection, enforcement, and prosecution of Association's rights and remedies hereunder or otherwise arising, whether or not involving a case, action, or other proceeding before any state or federal court or other body, including, but not limited to, reasonable attorney's fees, collection agency fees, and other costs of collection; provided, however, that to the extent applicable law prohibits collection of attorney's fees and/or costs, this subsection (c) shall be null and void to the extent of such prohibition, except to preserve Association's rights pursuant to 11 U.S.C.
Section 506(b). During any period in which Purchaser has been notified that it is obligated to pay an amount for damages pursuant to the immediately preceding sentence and has not paid such amount within three days of such demand, Association shall not make any future Lots available to Purchaser for purchase hereunder until Purchaser has paid such amount. In the event that Purchaser is not made available any Lot for purchase hereunder pursuant to the immediately preceding sentence that Association otherwise would have made available to Purchaser for purchase hereunder, then Purchaser shall be deemed to have failed to purchase, pay for, and take delivery of such Lot, and Purchaser shall be liable for damages with respect to such Lot computed in accordance with the first sentence of this Section. Upon any termination of this Agreement, Purchaser's liability for damages incurred by Association with respect to Purchaser's obligation to purchase, pay for and take delivery of Lots made available to the Purchaser shall be limited to the damages with respect to such Lots computed in accordance with the preceding provisions of this Section 17, and Purchaser shall not be liable for any other damages for the failure to purchase, pay for or take delivery of Lots hereunder after the termination of this Agreement.

     If Purchaser shall be in default under this Agreement, Association may exercise any and all rights and remedies available to Association hereunder, under any applicable Uniform Commercial Code, or otherwise at law or in equity. The rights and remedies afforded to Association hereunder shall be cumulative and in addition to, and not in limitation of, any rights and remedies which Association may otherwise have under applicable law, including any applicable Uniform Commercial Code. The exercise or partial exercise of any right or remedy of Association hereunder or under applicable law shall not preclude or prejudice the further exercise of that right or remedy or the exercise of any other right or remedy of Association. No delay or omission on the part of Association in exercising any right hereunder or otherwise shall operate as a waiver of such right. A waiver on any one occasion shall not be construed as a bar or waiver of any right or remedy on any future occasion.

     .    ARBITRATION.  In the event of any controversy arising out of or relating to this Agreement, or any breach hereof, other than any controversy arising out of or relating to Section 17 hereof or the exercise of any rights or remedies thereunder, the parties agree to submit the dispute to binding arbitration in accordance with the Commercial Arbitration Rules then in force of the American Arbitration Association. Such arbitration shall be initiated by either party by notifying the other party in writing and requesting a panel of five (5) arbitrators from the American Arbitration Association, which arbitrators shall be individuals skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute. Alternate strikes shall be made to the panel commencing with the party requesting the arbitration until one individual remains. Such individual shall be the arbitrator for the controversy. The party requesting the arbitration shall notify the arbitrator who shall hold a hearing(s) within 60 days of the notice. Any hearing(s) shall take place in Denver, Colorado, or such other location as the parties may agree upon. The arbitrator shall render a decision, including a written opinion in support thereof, within 30 days after the conclusion of the hearing(s), which decision shall be final and binding upon the parties without right of appeal. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Costs of the arbitration will be assessed by the arbitrator against either or both of the parties, and will be paid promptly by the party or parties so assessed.

     .    NOTICES.  Any notice given or required to be given hereunder shall be deemed to have been effectively given when delivered personally or sent by United States certified or registered mail, return receipt requested, postage prepaid, addressed or transmitted to Association at Alliance Farms Cooperative Association, c/o Farmland Industries, Inc., 3315 North Oak Trafficway, Department 47, Kansas City, Missouri 64116, Attention: Mr. Wayne N. Snyder, and to Purchaser at the address set forth below Purchaser's signature, and/or to such other (or additional) address(es) requested by a notice given in accordance with this Section.

     .    ENTIRE AGREEMENT.  This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements of the parties as to the subject matter hereof; provided, however, any and all Feeder Pig Purchase Agreements and Weaned Pig Purchase Agreements between Purchaser and Association shall not be superseded, modified or otherwise affected by this Agreement. This Agreement may not be modified except in writing, signed by the parties hereto, that specifically references this Agreement.

     .    ASSIGNMENT.  This Agreement may not be assigned by either party without prior written consent of the other party; provided, however, that Association may assign Association's rights herein and hereto to any lender that may provide financing to Association in connection with the construction of facilities or the operation thereof, or both. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns.

     .    CONSTRUCTION.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado. The parties hereto hereby agree that if any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or unenforceable or in conflict with any controlling state law, the validity of the remaining parts, terms and provisions of this Agreement shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or unenforceable or in conflict with any controlling state law. This Agreement and the transactions contemplated hereunder constitute commercial, and not consumer, transactions.

     THIS AGREEMENT CONTAINS A BINDING ARBITRATION CLAUSE THAT MAY BE ENFORCED BY THE PARTIES.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective the day and year first above written.

ASSOCIATION:                       PURCHASER:

ALLIANCE FARMS COOPERATIVE         FARMLAND INDUSTRIES, INC.
  ASSOCIATION


By:                                By:
Name:                              Name:
Title:                             Title:

                                   Purchaser's Address:

                                   Farmland Industries, Inc.
                                   3315 North Oak Trafficway
                                   Department 160
                                   Kansas City, Missouri  64116
                                   Attention: Randy Vance